As filed with the Securities and Exchange Commission on August 15, 2023

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

BioLife Solutions, Inc.
(Exact Name of Registrant as Specified in its Charter)

Delaware	94-3076866
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

3303 Monte Villa Parkway, Suite 310
Bothell, Washington 98021
(Address of Principal Executive Offices) (Zip Code)

BioLife Solutions, Inc. 2023 Omnibus Performance Incentive Plan
(Full Title of the Plan)

Michael Rice
Chief Executive Officer
3303 Monte Villa Parkway, Suite 310
Bothell, Washington 98021
(Name and Address of Agent for Service)

(425) 402-1400
(Telephone Number, including area code, of agent for service)

Copies to:

Pamela L. Marcogliese, Esq.
Nicole F. Foster, Esq.
Freshfields Bruckhaus Deringer US LLP
601 Lexington Avenue
New York, New York 10022
(212) 277-4000

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

Explanatory Note

The purpose of this Registration Statement on Form S-8 (this “Registration Statement”) is to register 4,665,000 shares of common stock, par value $0.001 per share, of BioLife Solutions, Inc., a Delaware Corporation (“BioLife”, “us”, “we”, “our”, or the “Company”), to be issued pursuant to our 2023 Omnibus Performance Incentive Plan, including 465,000 shares, which represents an estimated number of shares subject to equity awards outstanding under the Company’s Second Amended and Restated 2013 Performance Incentive Plan (which expired in accordance with its terms) that may be subsequently forfeited and not issued under such plan and will become available for issuance under the 2023 Omnibus Performance Incentive Plan. This Registration Statement has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”).

The 2023 Omnibus Performance Incentive Plan was adopted by the Board of Directors of the Company and became effective on June 1, 2023, subject to stockholder approval, which was obtained on July 21, 2023, in accordance with Nasdaq Stock Market Rule 5635(c).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Pursuant to Form S-8 and Rule 428(b)(1) of the Securities Act, the documents containing the information specified in Part I of this Registration Statement will be sent or given to the plan participants as specified by Rule 428(b)(1) of the Securities Act. Such documents are not required to be filed, and are not filed, with the United States Securities and Exchange Commission (the “Commission”), either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.
PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The Company hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

1.Our Annual Report on Form 10-K for the year ended December 31, 2022 as filed with the Commission on March 31, 2023;

2.Our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2023 as filed with the Commission on May 11, 2023 and for the quarter ended June 30, 2023 as filed with the Commission on August 9, 2023;

3.Our Current Reports on Form 8-K filed with the Commission on March 16, 2023 (excluding Item 2.02 of such Form 8-K which was furnished but not filed), March 23, 2023 (excluding Item 7.01 of such Form 8-K which was furnished but not filed), May 10, 2023 (excluding Item 2.02 of such Form 8-K which was furnished but not filed), May 19, 2023, June 6, 2023 and July 27, 2023; and

4.The description of our securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) as filed as Exhibit 4.1 to our Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Commission on March 31, 2023.

All reports and other documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any Current Report on Form 8-K) subsequent to the filing of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing such documents, except as to specific sections of such statements as set forth therein.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Officers and Directors.
Pursuant to Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) we exculpate our directors from personal liability to us or our stockholders for monetary damages for breach of their fiduciary duties as directors, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors.

Section 145 of the DGCL empowers a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in connection with the defense or settlement of any such threatened, pending or completed action or suit if such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors or by independent legal counsel in a written opinion that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would otherwise have the power to indemnify such person under Section 145. We maintain policies insuring our officers and directors against certain liabilities for actions taken in such capacities, including liabilities under the Securities Act.

Our amended and restated certificate of incorporation and amended and restated bylaws require us to indemnify our directors to the fullest extent permitted under Delaware law or any other applicable law in effect, but if such statute or law is amended, we may change the standard of indemnification only to the extent that such amended statute or law permits us to provide broader indemnification rights to our directors. We must indemnify such officers and employees in the same manner and to the same extent that we are required to indemnify our directors under our amended and restated certificate of incorporation and amended and restated bylaws. Our amended and restated certificate of incorporation limits the personal liability of a director to us or our stockholders to damages for breach of the director’s fiduciary duty.

Pursuant to indemnification agreements we entered into with each of our directors, we are further required to indemnify our directors to the fullest extent permitted under Delaware law and our amended and restated bylaws; provided that each such director shall enjoy the greater of (i) the advancement and indemnification rights permitted under our amended and restated certificate of incorporation and amended and restated bylaws for directors and officers as of the date of such indemnification agreement or (ii) the benefits so afforded by amendments thereto.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Number	Description
4.1*	BioLife Solutions, Inc. 2023 Omnibus Incentive Plan
5.1*	Opinion of Freshfields Bruckhaus Deringer US LLP, counsel to the Company, regarding the legality of the securities being offered hereby (including consent)
23.1*	Consent of Freshfields Bruckhaus Deringer US LLP (included in Exhibit 5.1)
23.2*	Consent of Grant Thornton LLP
23.3*	Consent of BDO
24.1*	Power of Attorney (included in the signature page to this Registration Statement)
107.1*	Filing Fee Table

*	Filed herewith

Item 9.	Undertakings.
(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(1)(a) and (a)(1)(b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bothell, State of Washington, on August 15, 2023.

BIOLIFE SOLUTIONS, INC.

/s/ Michael Rice
Name:	Michael Rice
Title:	Chief Executive Officer and Chairman of the Board of Directors
(Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint Michael Rice and Troy Wichterman, and each of them, with full power of substitution, such person’s true and lawful attorneys-in-fact and agents for such person, with full power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act, and any rules or regulations or requirements of the Commission in connection with this Registration Statement. Without limiting the generality of the foregoing power and authority, the powers granted include the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this Registration Statement, to any and all amendments, both pre-effective and post-effective, and supplements to this Registration Statement, and to any and all instruments or documents filed as part of or in conjunction with this Registration Statement or amendments or supplements thereof, and each of the undersigned hereby ratifies and confirms that all said attorneys and agents, or any one of them, shall do or cause to be done by virtue hereof. This Power of Attorney may be signed in several counterparts.

Pursuant to the requirements of the Securities Act, this Registration Statement on Form S-8 has been signed by the following persons on August 15, 2023, on behalf of the Company in the capacities indicated.

Signature	Title

/s/ MICHAEL RICE	Chief Executive Officer and Chairman of the Board of Directors
Michael Rice	(Principal Executive Officer)

/s/ TROY WICHTERMAN	Chief Financial Officer
Troy Wichterman	(Principal Financial and Accounting Officer)

/s/ RODERICK DE GREEF	Director
Roderick De Greef

/s/ JOSEPH SCHICK	Director
Joseph Schick

/s/ RACHEL ELLINGSON	Director
Rachel Ellingson

/s/ AMY DUROSS	Director
Amy DuRoss

/s/ JOYDEEP GOSWAMI	Director
Joydeep Goswami

/s/ TIM MOORE	Director
Tim Moore